Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Patrick Nguyen	Greg Wood
EVP Corporate Development	Chief Financial Officer
Liberate Technologies	Liberate Technologies
(650) 645-4004	(650) 645-4003
pnguyen@liberate.com	gwood@liberate.com

Liberate technologies announces board approval of declaration of one-time special dividend and reverse/forward stock split and going private transaction.

SAN MATEO, Calif. (June 16, 2005) – Liberate Technologies (Pick Sheets: LBRT) announced today that its Board of Directors has declared a one-time special dividend of $0.15 per common share.  The special dividend is payable to the holders of record on June 27, 2005 upon the closing of the sale of Liberate’s non-North American business assets to SeaChange International, Inc. which is expected to result in proceeds to Liberate in the amount of approximately $23.5 million, assuming a closing of the week of July 11, 2005.  As required by the NASD rules, the ex-dividend date will be set one business day after the payment date.  Liberate expects to have approximately $62 million in cash and cash equivalents on hand, including restricted cash, after payment of the special dividend of approximately $16.6 million in the aggregate, and approximately $58 million in cash and cash equivalents on hand, including restricted cash, after payment of approximately $4 million in the aggregate in connection with the reverse/forward split as part of the going private transaction.

Liberate Technologies also announced today that its Board of Directors has approved a reverse 1-for-250,000 split of Liberate common stock to be followed immediately by a forward 250,000-for-1 split, subject to stockholder approval at an upcoming special meeting of stockholders, as part of a “going private” transaction, which will occur after the one-time special dividend.  If the transaction is approved by Liberate’s stockholders and implemented, Liberate expects to have fewer than 300 stockholders of record, which would enable Liberate to voluntarily terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended, and become a non-reporting company.  As a private company, Liberate would no longer be required to file periodic reports and other information with the Securities and Exchange Commission (the “SEC”).  Upon careful consideration of the costs associated with being a public company and the fact that after the completion of the sale the Non-North America business to SeaChange International Inc. as previously announced, Liberate will have no significant operating product or services business, the Board believes it advisable and in the best interests of the Liberate and its stockholders to change its status to a non-reporting company in order to save significant costs and expenses associated with being a public company while Liberate continues its efforts to resolve its liabilities and maximize its remaining assets in the best interests of shareholders.

Pursuant to the transaction, stockholders holding fewer than 250,000 shares of Liberate common stock immediately before the transaction would receive a cash payment from Liberate equal to $0.20 per share in cash, without interest, for each share of common stock held immediately before the transaction.  Stockholders holding 250,000 or more shares of Liberate common stock immediately before the transaction would continue to hold the same number of shares after completion of the transaction and would not receive any cash payment.  Liberate estimates that approximately $4 million will be used for payment to stockholders holding fewer than 250,000 shares of Liberate common stock in connection with the going private transaction.

The proposed transaction is subject to the approval of Liberate’s stockholders and certain other conditions, including consummation of the sale of Liberate’s Non-North American business assets to SeaChange International, Inc., as previously announced.  Stockholders will be asked to approve the transaction at a special meeting of stockholders.

Liberate intends to file a proxy statement and Schedule 13E-3 concerning the proposed transaction with the SEC.  All stockholders are urged to read the definitive proxy statement and Schedule 13E-3 when they become available and any other relevant documents filed with the SEC because they will contain important information about the special meeting and the proposed transaction.  Stockholders may obtain the documents filed with the SEC free of charge at the Web site maintained by the SEC at www.sec.gov.  In addition, stockholders may obtain documents filed with the SEC by Liberate free of charge by requesting them in writing from Liberate, 2655 Campus Drive, Suite 250, San Mateo, CA 94403, Attention: Investor Relations, or by telephone at (650) 645-4000.  Liberate will also mail a copy of the definitive proxy statement prior to the special meeting to its stockholders entitled to vote at the special meeting.  Liberate and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Liberate’s stockholders.  A list of the names of those directors and executive officers and descriptions of their interests in Liberate is contained in Liberate’s proxy statement dated September 13, 2004, which is filed with the SEC.  Stockholders may obtain additional information about the interests of the directors and executive officers in this transaction by reading the proxy statement when it becomes available.  This press release is being filed pursuant to Rule 14a-12 under the Securities Exchange Act of 1934.

Duff & Phelps, LLC and Skadden, Arps, Slate, Meagher & Flom LLP advised Liberate in connection with the declaration of the special dividend.

About Liberate Technologies

Liberate Technologies is a provider of software for digital cable systems.  Based on industry standards, Liberate’s software enables cable operators to run multiple services – including high definition television, video on demand, and personal video recorders – on multiple platforms.  Liberate is headquartered in San Mateo, California, and has offices in the United Kingdom.

Forward Looking Statements

Those statements above that involve expectations or intentions (such as those related to the proposed transaction) are forward-looking statements within the meaning of the U.S. securities laws, involving risks and uncertainties, and are not guarantees of future performance.  You are cautioned that these statements are only predictions and that forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements.  These risks, assumptions and uncertainties include, but are not limited to: future decisions by the SEC or other governmental or regulatory bodies; the vote of Liberate’s stockholders to approve the proposed transaction; and other risks outlined in our filings with the SEC, including the annual report on Form 10-K for the year ended May 31, 2004 and the most recent quarterly report on Form 10-Q for the third fiscal quarter ended February 28, 2005.  All forward-looking statements are only as of the date they are made and Liberate disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.